Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 14, 2020, by and between Amesite Inc., a Delaware corporation (“Parent”), and Amesite Operating Company, a Delaware corporation and wholly-owned subsidiary of Parent (“Subsidiary”).

WHEREAS, Parent is a corporation organized and existing under the laws of the State of Delaware;

WHEREAS, Subsidiary is a corporation organized and existing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent; and

WHEREAS, Parent and its board of directors deem it advisable and in the best interests of Parent and its stockholders to merge Parent with and into Subsidiary pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and conditions set forth in this Agreement, subject to the approval of Parent’s stockholders as contemplated in Section 4.1.

 NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Parent shall be merged with and into Subsidiary (the ”Merger”) upon the terms and conditions set forth below.

ARTICLE I

PRINCIPAL TERMS OF THE MERGER

SECTION 1.1  Merger.  At the Effective Time (as defined in Section 4.1 below), Parent shall be merged with and into Subsidiary and the separate existence of Parent shall cease. Subsidiary shall be the surviving corporation (the ”Surviving Corporation”) in the Merger and shall operate under the name “Amesite Inc.” by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in Delaware will be 850 New Burton Road, Suite 201, City of Dover, County of Kent and the registered agent thereof shall be Cogency Global Inc.

SECTION 1.2  Certificate of Incorporation of the Surviving Corporation.  The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation set forth as Exhibit A attached hereto.

SECTION 1.3  Bylaws of the Surviving Corporation.  The bylaws of the Surviving Corporation shall be the bylaws set forth as Exhibit B attached hereto.

SECTION 1.4  Directors and Officers.  At the Effective Time of the Merger, the directors and officers of Parent in office at the Effective Time of the Merger shall become the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, until his or her successor is duly elected or appointed and qualified.

ARTICLE II

CONVERSION, CERTIFICATES, AND PLANS

SECTION 2.1  Conversion of Shares.  At the Effective Time of the Merger, each of the following transactions shall be deemed to occur simultaneously:

(a) Common and Preferred Stock.  Each share of Parent’s common stock, $0.0001 par value and each share of Parent’s designated preferred stock, par value $0.0001 per share (together, the “Parent Stock”), issued and outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, on a one-for-one basis, into and become validly issued, fully paid and nonassessable shares of the Surviving Corporation’s common stock, $0.0001 par value, or validly issued, fully paid and nonassessable shares of the Surviving Corporation’s designated preferred stock, par value $0.0001 per share, as applicable (together the ”Surviving Corporation Stock” or the “Subsidiary Stock”), and each unissued share of Parent Stock held in Parent’s treasury shall be canceled without any consideration being issued or paid therefor.

(b) Options and Warrants.  Each option or warrant to acquire shares of Parent Stock outstanding immediately before the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become an equivalent option or warrant to acquire, upon the same terms and conditions, the number of shares of Surviving Corporation Stock that is equal to the number of shares of Parent Stock the optionee or warrant holder would have received had the optionee or warrant holder exercised such option or warrant in full immediately before the Effective Time (whether or not such option or warrant was then exercisable) and the exercise price per share under each such option or warrant shall be equal to the exercise price per share thereunder immediately before the Effective Time.

(c) Subsidiary Stock.  Each share of Subsidiary Stock issued and outstanding immediately before the Effective Time and held by Parent shall be canceled without any consideration being issued or paid therefor.

SECTION 2.2  Stock Certificates.  At the Effective Time, each certificate theretofore representing issued and outstanding shares of Parent Stock will thereafter be deemed to represent the same number of shares of the Surviving Corporation Stock. The holders of outstanding certificates theretofore representing Parent Stock will not be required to surrender such certificate to Parent or the Surviving Corporation.

SECTION 2.3  Reorganization.  For United States federal income tax purposes, the Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE III

 TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

SECTION 3.1  Effects of the Merger.  At the Effective Time, the Merger shall have the effects specified in the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; the rights, privileges, powers and franchises of Parent and Subsidiary, and all property, real, personal and mixed, and all debts due to each of them on whatever account, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise vested in Parent and Subsidiary or either of them, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of the parties hereto shall be preserved unimpaired, and all debts, liabilities and duties of the respective constituent entities shall subsequently attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

SECTION 3.2  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Parent acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation may execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE IV

APPROVAL BY STOCKHOLDERS; AMENDMENT; EFFECTIVE TIME

SECTION 4.1  Approval.  This Agreement and the Merger contemplated hereby are subject to approval by the requisite vote, or a written consent in lieu of vote, of Parent’s stockholders in accordance with the DGCL and compliance with the requirements of law, including the federal securities laws of the United States. After the approval of this Agreement by Parent’s stockholders in accordance with applicable law, duly authorized officers of the respective parties shall be entitled to make and execute a Certificate of Ownership and Merger (the “Merger Certificate”) and may cause the same to be filed with the Secretary of State of the State of Delaware in accordance with the laws of the State of Delaware. The effective date and time of the Merger (the “Effective Time”) shall be the date and time on and at which the Merger becomes effective under the laws of the State of Delaware by the filing of the Merger Certificate with the Secretary of State of the State of Delaware.

SECTION 4.2  Amendments.  The board of directors of Parent may amend this Agreement at any time before the Effective Time, provided, however, that an amendment made subsequent to the approval of the Merger by the stockholders of Parent shall not (a) alter or change the amount or kind of shares to be received in exchange for or on conversion of all or any of the shares of Parent Stock, (b) alter or change any term of the certificate of incorporation of Subsidiary, except to cure any ambiguity, defect or inconsistency, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Parent Stock.

ARTICLE V

MISCELLANEOUS

SECTION 5.1  Termination.  This Agreement may be terminated and the Merger abandoned at any time before the filing of the Merger Certificate with the Secretary of State of the State of Delaware, whether before or after stockholder approval of this Agreement, by the consent of both boards of directors of Parent and Subsidiary.

SECTION 5.2  Captions and Section Headings.  As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

SECTION 5.3  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

SECTION 5.4  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be considered to be an original instrument.

SECTION 5.5  Severability.  If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

SECTION 5.6  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

SECTION 5.7  No Third Party Beneficiaries.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 5.8  Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent and Subsidiary have duly executed this Agreement as of the date first written above.

PARENT:

AMESITE INC.

By:
Name:	Ann Marie Sastry, Ph.D.
Title:	Chief Executive Officer

SUBSIDIARY:

AMESITE OPERATING COMPANY

By:
Name:	Ann Marie Sastry, Ph.D.
Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

EXHIBIT B

BYLAWS OF SURVIVING CORPORATION